AMENDMENT TO ARTICLES OF INCORPORATION
                             OF
                    Apex Sports.com, Inc.

     (after payment of capital and issuance of stock)

We the Undersigned, officers of Apex Sports.com, Inc. ("the
Corporation") hereby certify:

					1

      The Board of Directors of the Corporation at a meeting of duly convened and held on February 15, 1999 adopted a resolution to amend the Articles of Incorporation as Originally filed on or about February 10, 1999.


					2

ARTICLE I NOW READS: The name of the Corporation is Apex
Sports.com, Inc.


ARTICLE I IS AMENDED TO READ:
The name of the Corporation is Quad X Sports.com, Inc.

The effect of this amendment is to change the Corporate Name.

					3

ARTICLE IV NOW READS: The corporation shall have authority to issue and aggregate of 50,000,000 shares of common voting equity stock of par value one mil ($0.0001) per share, and no other class or classes of stock, for a total capitalization of $5,000. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

ARTICLE IV IS AMENDED TO READ: The corporation shall have authority to issue an aggregate of 60,000,000 shares of two classes of common voting equity stock of par value one mil ($0.0001) per share, and no other class or classes of stock, for a total capitalization of $6,000: Class-A Common Equity Voting Stock ("Common Stock"), 50,000,000 share; and Class-B Preferred Equity Non-Voting Stock ("Preferred Stock"), 10,000,000 shares. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less then par value.

The effect of this amendment is to change the authorized capital of the corporation.

                     AMENDMENT TO ARTICLES OF INCORPORATION OF
                                         Apex Sports.com, Inc.
                                                        Page 2


					4

	The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 2,700,000: and the foregoing changes and amendment have been consented to and approved by unanimous consent of the stockholders holds entitled to vote thereon.


                                       /s/ Kevin Grace
                                       -----------------------
						   PRESIDENT AND SECRETARY


California All Purpose Certificate of Acknowledgment

State of California

County of Orange

On this the 4th day of March 1999, before me, Sharon

Bradshaw a notary Public for the State of California,

personally appeared Kevin Grace

(X) personally known to me	OR

(  ) proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) is/are subscribed to

the within instrument and acknowledged to me that

he/she/they executed the same in his/her/their

authorized capacity(ies), and that by his/her/their

signature(s) the instrument the person(s), or the

entity upon behalf of which the person(s) acted,

executed the instrument.

Witness my hand and official seal.

/s/ Sharon Bradshaw
------------------------	------------------------
Notary's Signature             Official Seal